Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Aeglea BioTherapeutics, Inc. of our report dated March 14, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the reverse stock split described in Note 16 as to which the date is March 28, 2016, relating to the financial statements, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

March 28, 2016